Exhibit 99.1

For Immediate Release
                                                                                                                                 Media Contact
Dick Parsons
”Seychelle Products are the Most Field and Laboratory Tested
Products of Their Kind in the World”

(949) 234-1999
dickparsons@seychelle.com

Seychelle Sales Continue to Accelerate in Third Quarter
With New Orders Totaling over $1 Million

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  November 8, 2010 -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles and systems  announced today that sales in the third quarter continued to accelerate at a rapid pace for the following reasons:

1.	Increased distribution of our products in varied world market channels
2.	New products launched by Seychelle in this fiscal year being well received by customers
3.	Greater demand for Seychelle filter technology by humanitarian groups to combat water crises such as the cholera epidemics in Haiti and Nicaragua
4.	Increased consumer awareness of the deterioration of the quality of drinking water
5.	Recent Television Exposure of Seychelle Products

Carl Palmer, President and CEO of Seychelle said “We have achieved five straight quarters of profitable growth since the beginning of FY 2010; and this trend is continuing in the third quarter of FY 2011. It is being fuelled by broader consumer awareness of drinking water quality problems, and Seychelles’ expanding distribution in varied marketing channels.”  Mr. Palmer went on to say, “Seychelle has received over $1 million in new orders in the last few weeks, including a sizable order from a large humanitarian group specifically designated to attack the growing cholera epidemic in Haiti and Africa with our advanced water filtration products: bottles, bags, pumps and straws.”

 Mr. Palmer added, “We are seeing growing demand for some of our newer products such as our stainless steel bottles, straws and pure water bags and pumps.   All of these have been redesigned to improve performance and enhance consumer appeal and are being widely used in problem drinking water areas in many different markets of the world.”

Seychelle is expanding its sales and marketing efforts worldwide, and has various programs, contacts and new Distributors in place in the following countries: India, Norway, Pakistan, Venezuela, Argentina, Brazil, Slovenia, New Zealand, South Korea and United Arab Emirates.  Mr. Palmer said, “This increased interest and activity shows that portable water filtration is becoming more attractive as an alternative to bottled water in many parts of the world because of the high cost of bottled water, and the environmental concerns of billions of plastic bottles polluting the country side and ending up in landfills.”

”Seychelle Products are the Most Field and Laboratory Tested
 Products of Their Kind in the World”

With Seychelle portable water filtration, consumers can drink, with complete confidence that only Seychelle can provide, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The proprietary Seychelle Ionic Adsorption Micron Filter (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles.  For more information, please go to our web site at www.seychelle.com  or call (949) 234-1999; and visit our on line store at www.store.seychelle.com.

Note to Investors

Seychelle is a national, publicly traded company with 25,854,146 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.